ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                        PETCARE TELEVISION NETWORK, INC.


         PetCARE Television Network, Inc., a Florida corporation, acting in compliance with the provisions of Florida Statutes Section 607.1006, hereby adopts the following amendments to its Articles of Incorporation:

         1. The Articles of Incorporation of the Corporation are hereby amended by deleting the present form of Article IV in its entirety and by substituting, in lieu thereof, the following:

                           "ARTICLE IV - CAPITAL STOCK

                  THE CORPORATION IS AUTHORIZED TO ISSUE ONE HUNDRED TWENTY-FIVE MILLION (125,000,000) SHARES OF CAPITAL STOCK, DESIGNATED AS FOLLOWS:
         (A) ONE HUNDRED MILLION (100,000,000) SHARES OF COMMON STOCK, PAR VALUE $0.0005 PER SHARE WHICH SHALL BE DESIGNATED AS "COMMON STOCK"; AND (B) TWENTY-FIVE MILLION (25,000,000) SHARES OF PREFERRED STOCK, NO PAR VALUE PER SHARE, WHICH SHALL BE DESIGNATED "PREFERRED STOCK," TO BE ISSUED IN SUCH SERIES WITH SUCH DESIGNATIONS, RIGHTS, PRIVILEGES AND PREFERENCES, DIVIDENDS, SPLITS, CONVERSIONS OR OTHER ISSUES AS SHALL BE DETERMINED FROM TIME TO TIME BY THE BOARD OF DIRECTORS OF THE CORPORATION."

         2. The foregoing amendment shall become effective as of the close of business on March 21, 2005.

         3. The amendment recited in Section 1 above has been duly adopted in accordance with the provisions of Chapter 607, Florida Statues, by the Shareholders of the Corporation who adopted a resolution setting forth such amendment and voting thereof through Written Action dated March 18, 2005 with shareholders holding a total of 6,964,171 shares of the total shares of Common Stock outstanding of 13,091,685 (53.19%), which votes cast were sufficient for approval.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its President and Assistant Secretary, this 21st day of March 2005.

Effective:   March 21, 2005

                                          PetCARE Television Network, Inc.


                                          By:  /s/ Philip M. Cohen
                                               ---------------------------------
                                                   Philip M. Cohen, President


                                          By:  /s/ Donald R. Mastropietro
                                               ---------------------------------
                                                   Donald R. Mastropietro
                                                   Assistant Secretary